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Filed Pursuant to Rules 163 and
433 Issuer Free Writing Prospectus
Dated July 11, 2006 Relating to
Registration Number 333-135673

Orient-Express Hotels Announces Common Share Offering

Hamilton, Bermuda, July 11, 2006—Orient-Express Hotels Ltd., NYSE: OEH-News), (www.orient-express.com), announced late yesterday afternoon that it had agreed to sell 2.5 million newly issued class A common shares to Citigroup Corporate and Investment Banking, as sole underwriter of a public offering. Orient-Express Hotels intends to use the net proceeds from this offering for general corporate purposes. Closing of the transaction is subject to customary closing conditions.

Yesterday, Orient-Express Hotels filed an automatically effective shelf registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Orient-Express Hotels has filed for more complete information about Orient- Express Hotels and this offering. You may get these documents for free by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.

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Orient-Express Hotels Announces Common Share Offering